SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

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GLADSTONE COMMERCIAL CORPORATION

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GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders of Gladstone Commercial Corporation, a Maryland corporation (the “Company”). The meeting will be held on Wednesday, May 25th at 11:00 a.m. local time in the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

1. To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

2. To conduct any other business properly brought before the meeting.
      These items of business are more fully described in the Proxy Statement accompanying this Notice.
      The record date for the Annual Meeting is April 4, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Terry Lee Brubaker
Secretary
McLean, Virginia
April 20, 2005
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

GLADSTONE COMMERCIAL CORPORATION
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
May 25, 2005
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Gladstone Commercial Corporation (sometimes referred to as the “Company”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      The Company intends to mail this proxy statement and accompanying proxy card on or about April 20, 2005 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the annual meeting?
      Only stockholders of record at the close of business on April 4, 2005 will be entitled to vote at the annual meeting. On this record date, there were 7,667,000 shares of common stock outstanding and entitled to vote.
     Stockholder of Record: Shares Registered in Your Name
      If on April 4, 2005 your shares were registered directly in your name with Gladstone Commercial Corporation’s transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on April 4, 2005 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
      The only matter scheduled for a vote is the election of two directors to serve until the 2008 Annual Meeting of Stockholders.

How do I vote?
      You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. The procedures for voting are fairly simple:
     Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
     Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Gladstone Commercial Corporation. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder Communications Company (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies,but Georgeson will be paid its customary fee of approximately $6,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Gladstone Commercial Corporation’s Secretary at 1521 Westbranch Drive, Suite 200, McLean, Virginia.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 25, 2006, to our Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on March 26, 2006 nor earlier than the close of business on February 24, 2006. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, if any, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions including the election of directors. On non-discretionary items, if any, for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve the election of directors?
      Each nominee for election as a director must receive a “For” vote from the majority of shares present and entitled to vote, either in person or by proxy. Broker non-votes will have no effect.
What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 7,667,000 shares outstanding and entitled to vote. Thus 3,833,501 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
      Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1
ELECTION OF DIRECTORS
      Gladstone Commercial Corporation’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.
      The Board of Directors presently has eight members. There are two directors in the class whose term of office expires in 2005. Each of the nominees listed below was recommended to the Board of Directors by the Company’s CEO to fill a vacancy on the Board of Directors in August 2003 immediately prior to the Company’s initial public offering, and is standing for election by the stockholders for the first time. If elected at the annual meeting, each of these nominees would serve until the 2008 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. Two of the Company’s directors attended the 2004 Annual Meeting of Stockholders.
Nominees for Election for a three-year term expiring at the 2008 annual meeting
      Michela A. English. Ms. English, age 55, has served as a director of the Company since August 2003. Ms. English is currently a private investor. From March 1996 to March 2004, Ms. English held several positions with Discovery Communications, Inc., including president of Discovery Consumer Products, president of Discovery Enterprises Worldwide and president of Discovery.com. From 1991 to 1996, Ms. English served as senior vice president of the National Geographic Society and was a member of the National Geographic Society’s Board of Trustees and Education Foundation Board. Prior to 1991, Ms. English served as vice president, corporate planning and business development for Marriott Corporation and as a senior engagement manager for McKinsey & Company. Ms. English currently serves as a director of the Educational Testing Service (ETS), as a director of D.C. Preparatory Academy, as a member of the Virginia Institute of Marine Science Council and as chairman of the board of Sweet Briar College. Ms. English is also a director of Gladstone Capital Corporation. Ms. English holds a Bachelor of Arts in International Affairs from Sweet Briar College and a Master of Public and Private Management degree from Yale University’s School of Management.
      Anthony W. Parker. Mr. Parker, age 59, has served as a director of the Company since August 2003. In 1997, Mr. Parker founded Medical Funding Corporation, a company which purchases medical receivables, and has served as its chairman from inception to the present. In the summer of 2000, Medical Funding Corporation purchased a Snelling Personnel Agency franchise in Washington, DC which provides full staffing services for the local business community. From 1992 to 1996, Mr. Parker was chairman of, and a 50% stockholder of, Capitol Resource Funding, Inc. (“CRF”), a commercial finance company with offices in Dana Point, California and Arlington, Virginia. Mr. Parker joined CRF shortly after its inception and was instrumental in growing the company from a startup to one that by 1996 was purchasing receivables at the rate of $150 million per year, with over 40 employees. Mr. Parker practiced corporate and tax law for over 15 years — from 1980 to 1983 at Verner, Liipfert, Bernhard & McPherson, and from 1983 to 1992 in private practice. Mr. Parker is currently the sole shareholder of Parker & Associates, P.C., a law firm. From 1973 to 1977 Mr. Parker served as executive assistant to the administrator of the US Small Business Administration. Mr. Parker is also a director of Gladstone Capital Corporation. Mr. Parker received his J.D. and Masters in Tax Law from Georgetown Law Center and his undergraduate degree from Harvard College.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing In Office Until The 2006 Annual Meeting
      David A.R. Dullum. Mr. Dullum, age 57, has served as a director of the Company since August 2003. From 1995 to the present, Mr. Dullum has been a partner of New England Partners, a venture capital firm focused on investments in small and medium-sized businesses in the Mid-Atlantic and New England regions. From 1976 to 1990, Mr. Dullum was the managing general partner of Frontenac Company, a Chicago-based venture capital firm. Mr. Dullum is also a director of Gladstone Capital Corporation. Mr. Dullum holds a MBA from Stanford Graduate School of Business and a BME from the Georgia Institute of Technology.
      Maurice W. Coulon. Mr. Coulon, age 61, has served as a director of the Company since August 2003. Since 2000, Mr. Coulon has been a private investor in real estate. From 1991 through his retirement in 2000, Mr. Coulon served as director of portfolio management for the Morgan Stanley Real Estate Fund. From 1980 to 1991, Mr. Coulon served as senior vice president of asset management for the Boston Company Real Estate Counsel, Inc. Mr. Coulon was a founder of the National Association of Real Estate Investment Managers and is a past president of the National Council of Real Estate Investment Fiduciaries. Mr. Coulon is also a director of Gladstone Capital Corporation. Mr. Coulon holds a MBA from Harvard University and a BSE from the University of Missouri.
      Terry Lee Brubaker. Mr. Brubaker, age 61, has served as the Company’s president, secretary, chief operating officer and a director since its inception. Mr. Brubaker has also served as president and a director of the Adviser since its inception. Mr. Brubaker has served as the secretary and a director of Gladstone Capital Corporation since May 2001. He also served as president of Gladstone Capital Corporation from May 2001 through April 2004, when he assumed the duties of vice chairman. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as vice president of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as president of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as president of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including vice president of strategic planning from 1981 to 1982, group vice president of the Groveton Group and Premium Printing Papers from 1982 to 1990 and vice president of human resources development in 1991. From 1976 to 1981, Mr. Brubaker was strategic planning manager and marketing manager of white papers at Boise Cascade. Previously, Mr. Brubaker was a senior engagement manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy fighter pilot. Mr. Brubaker holds a MBA from the Harvard Business School and a BSE from Princeton University.
Directors Continuing In Office Until The 2007 Annual Meeting
      David Gladstone. Mr. Gladstone, age 62, is the Company’s founder and has served as its chief executive officer and chairman of the Company’s Board of Directors since its inception. Mr. Gladstone is also the founder of the Company’s investment adviser, Gladstone Management Corporation (the “Adviser”) and has served as chief executive officer and chairman of the Board of Directors of the Adviser since its inception. Mr. Gladstone also founded and serves as the chief executive officer and chairman of the Board of Directors of the Company’s affiliate Gladstone Capital Corporation (NASDAQ: GLAD). Prior to founding Gladstone Capital, Mr. Gladstone served as either chairman or vice chairman of the Board of Directors of American Capital Strategies (NASDAQ: ACAS), a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including chairman and chief executive officer, with Allied Capital Corporation (NYSE: ALD), Allied Capital Corporation II, Allied Capital Lending Corporation and Allied Capital Advisers, Inc., a registered investment adviser that managed the Allied companies. The Allied companies were the largest group of publicly-traded mezzanine debt funds in the United States and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served as either chairman of the Board of Directors or president of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisers, Inc. He managed the growth of Allied Capital Commercial from no assets at the time of its initial public offering to $385 million in assets at the time it merged into Allied Capital Corporation in 1997. From 1992 to 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisers, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past director of Capital Automotive REIT, a real estate investment trust that purchases and net leases real estate to automobile dealerships. Mr. Gladstone served as a director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He has served as a trustee of The George Washington University and currently is a trustee emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc. He is a past member of the Advisory committee to the Women’s Growth Capital Fund, a venture capital firm that finances women-owned small businesses. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a member emeritus. He is also the chairman and sole stockholder of Gladstone Land Corporation, a privately held company that has substantial farmland holdings in agricultural real estate in California. Mr. Gladstone holds a MBA from the Harvard Business School, a MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.
      Paul W. Adelgren. Mr. Adelgren, age 62, has been a director of the Company since August 2003. From 1997 to the present, Mr. Adelgren has served as the pastor of Missionary Alliance Church. From 1991 to 1997, Mr. Adelgren was pastor of New Life Alliance Church. From 1988 to 1991, Mr. Adelgren was a vice president for finance and materials of Williams & Watts, Inc., a logistics management and procurement business located in Fairfield, NJ. Prior to joining Williams & Watts, Mr. Adelgren served in the United States Navy, where he served in a number of capacities, including as the director of the Strategic Submarine Support Department, as an executive officer at the Naval Supply Center and as the director of the Joint Uniform Military Pay System. Mr. Adelgren is also a director of Gladstone Capital Corporation. Mr. Adelgren holds a MBA from Harvard University and a BA from University of Kansas.
      John H. Outland. Mr. Outland, age 59, has been a director of the Company since December 2003. From March 2004 to present, he has served as vice president of Genworth Financial. From 2002 to March 2004, Mr. Outland served as a managing director for 1789 Capital Advisors, where he provided market and transaction structure analysis and advice on a consulting basis for multifamily commercial mortgage purchase programs. From 1999 to 2001, Mr. Outland served as vice president of mortgage-backed securities at Financial Guaranty Insurance Company where he was team leader for bond insurance transactions, responsible for sourcing business, coordinating credit, loan files, due diligence and legal review processes, and negotiating structure and business issues. From 1993 to 1999, Mr. Outland was senior vice president for Citicorp Mortgage Securities, Inc., where he securitized non-conforming mortgage product. From 1989 to 1993, Mr. Outland was vice president of real estate and mortgage finance for Nomura Securities International, Inc., where he performed due diligence on and negotiated the financing of commercial mortgage packages in preparation for securitization. Mr. Outland is also a director of Gladstone Capital Corporation. Mr. Outland holds a MBA from Harvard Business School and a bachelor’s degree in Chemical Engineering from Georgia Institute of Technology.
Executive Officers Who Are Not Directors
      George Stelljes III. Mr. Stelljes, age 43, has served as the Company’s executive vice president and chief investment officer since its inception. Mr. Stelljes has also served as executive vice president of the Adviser since its inception and as a director of the Adviser since May 2003. In addition, Mr. Stelljes has served as chief investment officer of Gladstone Capital Corporation since September 2002. He also served as Gladstone Capital’s executive vice president from September 2002 through April 2004, when he assumed the duties of president. He was a director of Gladstone Capital from August 2001 to September 2002 and rejoined the

Board of Directors of Gladstone Capital in July 2003. Prior to joining Gladstone Capital, Mr. Stelljes also served as a managing member of St. John’s Capital, a vehicle used to make private equity investments. From 1999 to 2001, Mr. Stelljes was a co-founder and managing member of Camden Partners, a private equity firm which finances high growth companies in the communications, education, healthcare and business services sectors. From 1997 to 1999, Mr. Stelljes was a managing director and partner of Columbia Capital, a venture capital firm focused on investments in communications and information technology. From 1989 to 1997, Mr. Stelljes held 7 various positions, including executive vice president and principal, with Allied Capital and its affiliates. Mr. Stelljes currently serves as a general partner and investment committee member of Patriot Capital, a private equity fund and on the Board of Directors of Intrepid Capital Management, a money management firm. He is also a former member of the Board of Directors and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds a MBA from the University of Virginia and a BA in Economics from Vanderbilt University.
      Harry Brill. Mr. Brill, age 56, has served as the Company’s treasurer and chief financial officer since its inception. Mr. Brill has also served as chief financial officer of the Adviser since its inception. Since May 2001, Mr. Brill has also served as treasurer and chief financial officer of Gladstone Capital Corporation. From 1995 to April 2001, Mr. Brill served as a personal financial advisor. From 1975 to 1995, Mr. Brill held various positions, including treasurer, chief accounting officer and controller, with Allied Capital Corporation, where Mr. Brill was responsible for all of the accounting work for Allied Capital and its family of funds. Mr. Brill received his degree in accounting from Ben Franklin University.
Independence Of The Board Of Directors
      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the determinations of the Board of Directors are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Mr. Gladstone, the Chief Executive Officer of the Company and Mr. Brubaker, the President, Chief Operating Officer and Secretary of the Company.
Information Regarding The Board Of Directors And Its Committees
      As required under applicable Nasdaq listing standards, in fiscal 2004 the Company’s independent directors met one time in a regularly scheduled executive session at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Gladstone Commercial Corporation at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairperson of the Audit, Compensation, or Ethics, Nominating and Corporate Governance Committee.

      The Board of Directors has four committees: an Executive Committee, Audit Committee, a Compensation Committee, and an Ethics, Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the committees of the Board of Directors:

Ethics, Nominating and
Name	Executive		Audit		Compensation		Corporate Governance

Paul W. Adelgren							X	*
Terry Lee Brubaker	X
Maurice W. Coulon							X
David A.R. Dullum			X		X	*
Michela A. English			X
David Gladstone	X	*
John H. Outland					X
Anthony W. Parker	X		X	*	X
Total Meetings in fiscal year 2004	—		—		—		—

*	Committee Chairperson
      Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company (other than with respect to the Executive Committee, for which there are no applicable independence requirements).
Executive Committee
      The Executive Committee, which is comprised of Messrs. Gladstone (Chairman), Brubaker and Parker, has the authority to exercise all powers of the Company’s Board of Directors except for actions that must be taken by the full Board of Directors under Maryland General Corporation Law. The Executive Committee did not meet during the fiscal year ended December 31, 2004.
Audit Committee
      The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firms; determines and approves the engagement of the independent registered public accounting firms; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Three directors comprise the Audit Committee: Messrs. Parker (Chairman) and Dullum and Ms. English. The Audit Committee met eight times during the fiscal year.

      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that each of Messrs. Parker and Dullum and Ms. English qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.
Compensation Committee
      The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management, negotiates the terms of the Company’s advisory agreement with Gladstone Management Corporation (the “Adviser”), recommends to the Board for approval the compensation and other terms of employment of the Company’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other executive officers; and administers the Company’s 2003 Equity Incentive Plan (as amended, the “2003 Plan”). Three directors comprise the Compensation Committee: Messrs. Dullum (Chairman), Parker and Outland. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met eight times during the fiscal year ended December 31, 2004.
Ethics, Nominating and Corporate Governance Committee
      The Ethics, Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Company’s Ethics, Nominating and Corporate Governance Committee charter can be found on the Company’s corporate website at www.GladstoneCommercial.com. Two directors comprise the Ethics, Nominating and Corporate Governance Committee: Messrs. Adelgren (Chairman) and Coulon. All members of the Ethics, Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Ethics, Nominating and Corporate Governance Committee met eight times during the fiscal year.
      The Ethics, Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Ethics, Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Ethics, Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Ethics, Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Ethics, Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Ethics, Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Ethics, Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Ethics, Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Ethics, Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Ethics, Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Ethics, Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of the Company’s voting stock.
      The Ethics, Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Ethics, Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Ethics, Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Ethics, Nominating and Corporate Governance Committee at the address set forth on the cover page of this proxy statement. Recommendations for individuals to be considered nomination at the 2006 Annual Meeting must be received by September 30, 2005. Recommendations received after September 30, 2005 will be considered for nomination at the 2007 annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Meetings Of The Board Of Directors
      The Board of Directors met eight times during the last fiscal year. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.
Stockholder Communications With The Board Of Directors
      The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.GladstoneCommercial.com.
Code Of Ethics
      The Company has adopted the Gladstone Commercial Corporation Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.GladstoneCommercial.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
The Audit Committee
      The Audit Committee of the Board of Directors consists of the three non-employee directors named below. Each member of the Audit Committee is an independent director as defined by the current and proposed Nasdaq listing standards and the Company’s own standards. In addition, the Board of Directors has unanimously determined that all members of the Audit Committee qualify as “audit committee financial experts” within the meaning of the Securities and Exchange Commission regulations. The Board of Directors has unanimously determined that all Audit Committee members are financially literate under current Nasdaq listing standards and at least one member has financial management expertise. The Audit Committee is primarily responsible for oversight of the Company’s financial statements and controls, assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm, approving the independent registered public accounting firm services and fees and reviewing and approving the annual audited financial statements for the Company before issuance, subject to Board of Directors approval. No members of the Audit Committee received any compensation from the Company during the last fiscal year other than directors’ fees.
Committee Report
      The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004.
      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without management present. The Audit Committee included in its review results of the independent registered public accounting firm’s examinations, the Company’s internal controls, and the quality of the Company’s financial reporting. The Audit Committee also reviewed the Company’s procedures and internal control processes designed to ensure full, fair and adequate financial reporting and disclosures, including procedures for certifications by the Company’s chief executive officer and chief financial officer that are required in periodic reports filed by the Company with the Securities and Exchange Commission. The Audit Committee is satisfied that the Company’s internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.
      The Audit Committee also has discussed with PricewaterhouseCoopers LLP matters relating to the independent registered public accounting firm’s judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with PricewaterhouseCoopers their independence from management and the Company, as well as the matters in the written disclosures received from PricewaterhouseCoopers and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee received a letter from PricewaterhouseCoopers confirming their independence and discussed it with them. The Audit Committee discussed and reviewed with PricewaterhouseCoopers the Company’s critical accounting policies and practices, internal controls, other material written communications to management, and the scope of PricewaterhouseCoopers’ audits and all fees paid to PricewaterhouseCoopers during the fiscal year. The Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of audit and non-audit services performed by PricewaterhouseCoopers for the Company. The Audit Committee has reviewed and considered the compatibility of PricewaterhouseCoopers’ performance of non-audit services with the maintenance of PricewaterhouseCoopers’ independence as the Company’s independent registered public accounting firm.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

      Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. In addition, the Audit Committee has engaged PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Submitted by the Audit Committee

Anthony Parker, Chairperson

Michela English

David A. R. Dullum
Relationship with Independent Registered Public Accounting Firm
      The audit committee of the Board of Directors has selected PricewaterhouseCoopers, LLP (“PWC”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2005. Representatives of PWC are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. PWC is the largest registered public accounting firm in the world. Given PWC’s experience and presence in the accounting profession, the Company’s audit committee (composed entirely of independent directors) and the Company’s full Board of Directors determined that it was not necessary to submit the selection of PWC as the Company’s independent registered public accounting firm to the stockholders for ratification. If the Board of Directors or the audit committee has any significant question as to PWC’s ability to serve as the Company’s independent registered public accounting firm, the audit committee would either seek to engage another accounting firm or, if the committee nevertheless elects to retain PWC as the Company’s independent registered public accounting firm, the Board of Directors would seek ratification of the selection of PWC by the Company’s stockholders.
Independent Registered Public Accounting Firm’s Fees
      The following table represents aggregate fees billed to the Company for the period from its inception through December 31, 2003 and for the fiscal year ended December 31, 2004 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

	2004	2003

Audit Fees	$280,000	$111,700
Audit-related Fees	22,500	0
Tax Fees	19,214	5,600
All Other Fees	0	0

	$321,714	$117,300

      All fees described above were approved by the Audit Committee.
Pre-Approval Policies and Procedures
      The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit

Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
      The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 4, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

Prudential Financial, Inc.(2)	530,400	6.9%
715 Broad Street
Newark, NJ 071202
Persons associated with CF Advisors, LLC(3)	494,000	6.44%
666 5th Avenue, 34th Floor
New York, NY 10103
Capital Research and Management Company(4)	453,000	5.9%
333 South Hope Street
Los Angeles, CA 90071
Fairholme Capital Management, LLC(5)	400,000	5.2%
51 JFK Parkway
Short Hills, NJ 07078
Avenir Corporation	387,890	5.1%
1725 K St., NW, Suite 401
Washington, DC 20006
David Gladstone(6)	353,442	4.4%
Terry Lee Brubaker(7)	118,320	1.5%
George Stelljes, III(8)	101,000	1.3%
Harry Brill(9)	25,000	*
David A.R. Dullum(10)	10,000	*
Michela A. English(11)	6,022	*
Anthony W. Parker(12)	12,123	*
Paul W. Adelgren(13)	5,000	*
Maurice W. Coulon(14)	6,000	*
John H. Outland(15)	5,000	*
All executive officers and directors as a group (10 persons)(16)	641,907	7.9%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,667,000 shares outstanding on April 4, 2005, adjusted as required by rules promulgated by the SEC.

(2)	According to a Schedule 13G filed by Jennison Associates LLC on February 11, 2005, these shares are held by investment companies, insurance separate accounts, and institutional clients advised by Jennison Associates LLC, a wholly-owned subsidiary of Prudential Financial, Inc. Jennison Associates LLC disclosed on the same Schedule 13G that it has sole voting and investment power with respect to all 530,000 shares. However, on the Schedule 13G filed by Prudential Financial, Inc. on February 14, 2005, Prudential Financial, Inc. disclosed that it has sole voting and investment power with respect to 175,000 of these shares, and shares voting and investment power with Jennison Associates with respect to the remaining 355,400 shares.

(3)	According to a Schedule 13G filed jointly by CF Advisors, LLC, A. Alex Porter, Paul Orlin, Geoffrey Hulme, and Jonathan W. Friedland on February 14, 2005, CF Advisors, LLC shares voting and investment power with Messrs. Porter, Orlin, Hulme, and Friedland with respect to these shares.

(4)	According to a Schedule 13G filed jointly by Capital Research and Management Company and Smallcap World Fund, Inc. on February 14, 2005, sole voting power with respect to these shares is held by Smallcap World Fund, Inc., and sole investment power with respect to these shares is held by Capital Research and Management Company.

(5)	According to a Schedule 13G filed jointly by Fairholme Capital Management, L.L.C. and Bruce Berkowitz on February 4, 2004, these shares are held by various investment vehicles managed by Fairholme Capital Management. Mr. Berkowitz is deemed to have beneficial ownership of these shares because he holds voting and dispositive power over all shares beneficially owned by Fairholme Capital Management.

(6)	Includes 200,000 shares issuable upon exercise of options held by Mr. Gladstone that are currently exercisable.

(7)	Includes 100,000 shares issuable upon exercise of options held by Mr. Brubaker that are currently exercisable, and 12,500 shares owned by Mr. Brubaker’s spouse with respect to which Mr. Brubaker disclaims beneficial ownership.

(8)	Includes 100,000 shares issuable upon exercise of options held by Mr. Stelljes that are currently exercisable.

(9)	Includes 25,000 shares issuable upon exercise of options held by Mr. Brill that are currently exercisable.

(10)	Includes 5,000 shares issuable upon exercise of options held by Mr. Dullum that are currently exercisable.

(11)	Includes 5,000 shares issuable upon exercise of options held by Mr. English that are currently exercisable.

(12)	Includes 5,000 shares issuable upon exercise of options held by Mr. Parker that are currently exercisable.

(13)	Includes 5,000 shares issuable upon exercise of options held by Mr. Adelgren that are currently exercisable.

(14)	Includes 5,000 shares issuable upon exercise of options held by Mr. Coulon that are currently exercisable.

(15)	Includes 5,000 shares issuable upon exercise of options held by Mr. Outland that are currently exercisable.

(16)	Includes 455,000 shares issuable upon exercise of options held by the Company’s directors and executive officers (as described more fully in footnotes (6) through (15) above, and 12,500 shares owned by Mr. Brubaker’s spouse with respect to which Mr. Brubaker disclaims beneficial ownership (as described in footnote (7) above).

Section 16(A) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.
Compensation of Directors
      As compensation for serving on the Company’s Board of Directors, each of the Company’s independent directors will receive an annual fee of $10,000 and an additional $1,000 for each Board of Directors meeting attended, and an additional $1,000 for each committee meeting attended if such committee meeting takes place on a day other than when the full Board of Directors meets. In addition, the Company reimburses its directors for their reasonable out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Upon joining the Board of Directors, each independent director receives a non-qualified option to purchase 10,000 shares of common stock having an exercise price equal to the quoted price of the Company’s common stock on the Nasdaq National Market on the date of grant. At the time of each Annual Meeting of the Company’s stockholders following his or her appointment, each incumbent independent director will receive an additional non-qualified option to purchase 10,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant. All options granted to independent directors will vest in two equal annual installments beginning one year from the date of grant.
      The Company does not pay any compensation to directors who also serve as its officers, or as officers or directors of the Adviser, in consideration for their service as directors of the Company. The Company’s Board of Directors may change the compensation of independent directors in its discretion. None of the Company’s independent directors received any compensation from the Company during the fiscal year ended December 31, 2004 other than for Board of Directors or committee service.
Compensation of Executive Officers
      The following table shows, for the period from the Company’s inception on February 14, 2003 to December 31, 2003, and for the fiscal year ended December 31, 2004, compensation awarded or paid to, or earned by, the Company’s chief executive officer and each of the Company’s other executive officers at December 31, 2004 (the “Named Executive Officers”) for all services rendered to the Company during these periods. The Named Executive Officers are employees of the Adviser, Gladstone Management Corporation. Under the terms of an advisory agreement with the Adviser, the Company reimburses the Adviser for the Company’s pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to the Company’s matters. For additional information regarding this arrangement, see “Advisory Agreement” and “Certain Transactions.” The salary amounts set forth in the table below represent payments made to the Named Executive Officer in respect of services rendered to the Company through the Adviser and do not represent the total salary earned by the Named Executive Officers during the period (e.g., amounts paid to the Named Executive Officer for services rendered to Gladstone Capital, etc.):

					Securities
Name and				Other Annual	Underlying	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options	Compensation ($)

David Gladstone	2004	$88,833	$0	$0	0	$0
Chief Executive Officer(1)	2003	$44,500	$0	$1,335	200,000	$0
Terry Lee Brubaker	2004	$28,511	$0	$0	30,000	$0
President, Chief Operating	2003	$14,234	$0	$427	100,000	$0
Officer and Secretary(2)
George Stelljes III	2004	$61,636	$0	$0	30,000	$0
Executive Vice President	2003	$17,417	$0	$522	100,000	$0
and Chief Investment
Officer(3)
Harry Brill	2004	$37,427	$0	$0	10,000	$0
Chief Financial Officer(4)	2003	$13,937	$0	$416	25,000	$0

(1)	Represents approximately 44% of Mr. Gladstone’s total salary for the fiscal year ended December 31, 2004 (as Mr. Gladstone devoted approximately 44% of his time to the Company’s matters during the fiscal year ended December 31, 2004); and approximately 45% of Mr. Gladstone’s total salary for six months ended December 31, 2003 (as Mr. Gladstone devoted approximately 45% of his time to the Company’s matters during the six months ended December 31, 2003). No amounts were paid to Mr. Gladstone in respect of any services rendered to the Company prior to July 1, 2003. Mr. Gladstone’s current base annual salary from the Adviser is $200,000.

(2)	Represents approximately 13% of Mr. Brubaker’s total salary for the fiscal year ended December 31, 2004 (as Mr. Brubaker devoted approximately 13% of his time to the Company’s matters during the fiscal year ended December 31, 2004); and approximately 14% of Mr. Brubaker’s total salary for the six months ended December 31, 2003 (as Mr. Brubaker devoted approximately 14% of his time to the Company’s matters during the six months ended December 31, 2003. No amounts were paid to Mr. Brubaker in respect of services rendered to the Company prior to July 1, 2003. Mr. Brubaker’s current base annual salary from the Adviser is $235,000.

(3)	Represents approximately 28% of Mr. Stelljes’ total salary for the fiscal year ended December 31, 2004 (as Mr. Stelljes devoted approximately 28% of his time to the Company’s matters during the fiscal year ended December 31, 2004); and approximately 17% of Mr. Stelljes’ total salary for the six months ended December 31, 2003 (as Mr. Stelljes devoted approximately 17% of his time to the Company’s matters during the six months ended December 31, 2003). No amounts were paid to Mr. Stelljes in respect of services rendered to the Company prior to July 1, 2003. Mr. Stelljes’ current base annual salary from the Adviser is $235,000.

(4)	Represents approximately 29% of Mr. Brill’s total salary for the fiscal year ended December 31, 2004 (as Mr. Brill devoted approximately 29% of his time to the Company’s matters during the fiscal year ended December 31, 2004); and approximately 25% of Mr. Brill’s total salary for the six months ended December 31, 2003 (as Mr. Brill devoted approximately 25% of his time to the Company’s matters during the six months ended December 31, 2003). No amounts were paid to Mr. Brill in respect of any services rendered to the Company prior to July 1, 2003. Mr. Brill’s current base annual salary from the Adviser is $135,000.
Stock Option Grants And Exercises
      The Company grants options to its executive officers under the 2003 Plan. The Company adopted the 2003 Plan on June 10, 2003 for the purpose of attracting and retaining the services of executive officers, directors and other key employees. As of April 4, 2005, options to purchase a total of 865,000 shares were outstanding under the 2003 Plan and options to purchase 70,000 shares remained available for grant under the 2003 Plan.
      Under the 2003 Plan, the Compensation Committee may award to employees, including those of the Adviser, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or ISOs,

and nonstatutory stock options to employees, non-employee directors and certain consultants, including the Adviser and its affiliates. In addition, the 2003 Plan permits the granting of restricted stock.
      Options granted under the 2003 Plan may be exercised for a period of no more than ten years from the date of grant or, in the case of ISOs granted to any recipient who owns, or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of the Company’s stock, no more than five years from the date of grant. No awards may be granted under the 2003 Plan to any person who, assuming exercise or settlement of all options and rights held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the Company’s capital stock without approval of the Board of Directors. Unless sooner terminated by the Board of Directors, the 2003 Plan will terminate on June 9, 2013, and no additional awards may be made under the 2003 Plan after that date.
      Options granted under the 2003 Plan will entitle the optionee, upon exercise, to purchase shares of common stock from the Company at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of common stock on the date of the grant or, if the optionee owns or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of all classes of the Company’s stock, no less than 110% of the fair market value of a share of common stock on the date of the grant. Nonstatutory stock options granted under the 2003 Plan must have a per share exercise price of no less than 85% of the fair market value of a share of common stock on the date of the grant. Options will not be transferable other than by laws of descent, distribution and, in the case of nonstatutory stock options, assignment or grant to a trust, individual retirement account or pension plan that is for the benefit of the optionee.
      The Compensation Committee administers the 2003 Plan and has the authority, subject to the provisions of the 2003 Plan, to determine who will receive awards under the 2003 Plan and the terms of such awards. The Compensation Committee has the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, cash or stock dividends, distributions and recapitalizations.
      If authorized by the Compensation Committee, the exercise price of an option may be paid in the form of shares of common stock that are already owned by a participant. In addition, the Compensation Committee may permit, when appropriate, a “cashless exercise” arrangement whereby an optionee may exercise a portion of his or her option by surrendering a portion of the shares subject to his or her option having a fair value equal to the aggregate exercise price of the portion of the option being exercised. If an optionee elects to make a cashless exercise of a portion of his or her option, he or she will receive upon such exercise shares having an aggregate fair market value equal to the product of (1) the excess of the fair market value of a share of common stock on the exercise date over the exercise price and (2) the number of shares covered by the portion of the option being exercised. The 2003 Plan provides that if a stock option is not exercised and the option expires for any reason, then the shares of common stock subject to the option will be available for reissuance under the 2003 Plan.
      Participants in the 2003 Plan are eligible to receive grants of restricted stock. These shares may be subject to a time-based vesting schedule or the attainment of performance goals established by the Compensation Committee. Restricted stock may be sold or may be issued for no cash consideration as determined by the Compensation Committee. Upon a participant’s termination of service with the Company, the Company may have the option to repurchase or reclaim the unvested shares of stock at the original purchase price paid by a participant for such shares, if any. The specific terms and conditions of the restricted stock purchases shall be governed by the 2003 Plan and individual agreements in a form approved by the Compensation Committee. Restricted stock acquired under the 2003 Plan is transferable if so determined by the Compensation Committee in its discretion. As of April 4, 2005, the Company has not issued any shares of restricted stock.
      Upon specified corporate transactions, as defined in the 2003 Plan, all outstanding stock options and restricted stock under the 2003 Plan may either be assumed or new awards may be substituted by the successor or surviving entity. If the surviving entity does not assume or substitute similar awards, the vesting of awards held by the participants whose continuous service has not terminated prior to the closing date of the corporate transaction will be accelerated in full and then terminated to the extent not exercised, if appropriate, prior to the closing date of the corporate transaction. With respect to any other awards which are not assumed or substituted and which are held by participants whose continuous service has terminated on or prior to the closing date of the corporate transaction, such awards will not be accelerated unless otherwise provided in a written agreement between the Company and the participant and approved by the Compensation Committee.
      Upon a corporate transaction that constitutes a change in control, as defined in the 2003 Plan, awards of stock options and restricted stock held by participants whose continuous service has not terminated prior to the date of the change in control will be entitled to additional acceleration of vesting, but only to the extent as provided in any written agreement between the Company and the participant and approved by the Compensation Committee.
      The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Number of	% of Total Options			Price Appreciation for
	Securities	Granted to			Option Term(1)
	Underlying Options	Employees in Fiscal	Exercise Or Base	Expiration
Name	Granted (#)	Year	Price ($/Sh)	Date	5% ($)	10% ($)

Mr. Gladstone	0	0	n/a	n/a	n/a	n/a
Mr. Brubaker	30,000	11.1%	$16.10	6/8/2014	$303,756	$769,778
Mr. Stelljes	30,000	11.1%	$16.10	6/8/2014	$303,756	$769,778
Mr. Brill	10,000	3.7%	$16.10	6/8/2014	$101,252	$256,593

(1)	The potential realizable value is based on the term of the option at the time of its grant (10 years). It is calculated by assuming that the stock price on the date of the grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and the underlying shares sold on the last day of its term for the appreciated stock price. The amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s common stock and no gain to the optionee is possible unless the stock price appreciates over the option term, which will benefit all stockholders.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

			Number of Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/ SARs at	Options/ SARs at
			FY-End (#)	FY-End ($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise (#)	Realized ($)(1)	Unexercisable	Unexercisable(2)

Mr. Gladstone	0	n/a	200,000/0	$420,000/$0
Mr. Brubaker	0	n/a	100,000/30,000	$210,000/$30,000
Mr. Stelljes	0	n/a	100,000/30,000	$210,000/$30,000
Mr. Brill	0	n/a	25,000/10,000	$52,500/$10,000

(1)	Value realized is calculated as the closing market price on the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs.

(2)	The value of unexercised options is calculated as the closing market price on December 31, 2004 less the exercise price. “In-the-money” options are those with an exercise price that is less than the closing market price on December 31, 2004.

Equity Compensation Plan Information
      The following table provides certain information with respect to the 2003 Plan, which is the Company’s only equity compensation plan, as of December 31, 2004.

Number of securities
remaining available
for issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected
	warrants and rights	warrants and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	865,000	$15.39	70,000
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	865,000	$15.39	70,000
Employment Agreements
      Because the Company’s executive officers are employees of the Adviser, the Company does not pay cash compensation to them directly in return for their services to the Company. However, the Company’s executive officers and other officers, employees and personnel of the Adviser who spend time on matters related to the Company continue to be eligible to receive awards under the 2003 Plan. Pursuant to the terms of an advisory agreement between the Company and the Adviser, the Company reimburses the Adviser for the Company’s pro rata share of the Adviser’s employee payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to the Company’s matters. For additional information regarding this arrangement, see “Advisory Agreement” under “Certain Transactions.”
      Messrs. Gladstone, Brubaker and Stelljes have entered into employment agreements with the Adviser as senior executive officers of the Adviser. Summarized below are certain material terms of Messrs. Gladstone, Brubaker and Stelljes’ current employment agreements.
      Each of the employment agreements of Messrs. Gladstone, Brubaker and Stelljes provides for a term through April 22, 2007 that will be extended for successive periods of one year unless the Adviser gives the senior executive officer three months’ prior written notice of its intention to terminate the agreement without cause. Messrs. Gladstone, Brubaker and Stelljes each have the right to terminate their respective employment agreement at any time by giving the Adviser three months’ prior written notice.
      The employment agreements of Messrs. Gladstone, Brubaker and Stelljes provide for a base salary of $200,000. The Adviser’s Board of Directors has the right to increase their base salaries and also, generally, to decrease them, but not below $200,000. Currently, the base salary of Mr. Gladstone is $200,000, and the base salaries of Messrs. Brubaker and Stelljes have been set at $235,000. The employment agreements provide that each of Messrs. Gladstone, Brubaker and Stelljes is entitled to receive a cash bonus of up to 100% of his base salary based upon a determination by the Adviser’s Board of Directors. Each of Messrs. Gladstone, Brubaker and Stelljes is also entitled to participate in the 2003 Plan. However, Mr. Gladstone has voluntarily agreed not to accept any additional options from the Company.
      If the Adviser should terminate the employment of Messrs. Gladstone, Brubaker or Stelljes each would be subject to certain non-compete covenants. These covenants would generally apply for one year. During periods when Messrs. Gladstone, Brubaker or Stelljes are entitled to receive severance payments from the Adviser, they may terminate these covenants prohibiting competition by forgoing such severance payments.
      Each of the employment agreements also provides that the officer will maintain the confidentiality of the Company’s confidential information during and after the period of his employment.
      Pursuant to the terms of the advisory agreement between the Company and the Adviser, the Company’s Board of Directors has the exclusive right to: (i) grant stock compensation to the senior executive officers;

(ii) hire, fire and control the activities of the senior executive officers in connection with and to the extent of their services to the Company; (iii) determine the economic value of the services performed by the senior executive officers to the Company; and (iv) remit funds to cover the complete compensation of the senior executive officers providing services to the Company.
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION2
      The Compensation Committee (the “Committee”) is responsible for the oversight of the Company’s executive compensation program. In this regard, the role of the Committee is to assess all components of the total compensation of the Company’s executives to ensure that total compensation reflects the Company’s key strategic priorities of attracting, retaining and rewarding executives who effectively work to achieve the Company’s business and investment objectives. The Committee’s charter reflects this responsibility, and the Committee and the Board of Directors periodically review and revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it may also consider and take action by written consent. The Committee Chairman reports on Committee actions and recommendations at meetings of the Board of Directors. Although it has not done so to date, the Committee has the authority to engage the services of outside advisers, experts and others to assist in fulfilling its responsibilities. The current total compensation plan for the Company’s executive officers consists of the following elements:

•	Base salary paid to executive officers by the Adviser;

•	Bonuses paid to executive officers by the Adviser; and

•	Long-term incentive compensation in the form of stock options granted by the Company under the 2003 Plan.
      The Company’s executive officers are salaried employees of the Adviser. Pursuant to the terms of the advisory agreement between the Company and the Adviser, the Company reimburses the Adviser for its pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of time that its personnel spend on the Company’s matters. The Committee fulfills its responsibility to assess the base salary and bonus components of compensation paid to executive officers by periodically reviewing and approving those portions of the salaries and bonuses paid by the Adviser to the Company’s executive officers that are borne by the Company.
      In addition, the Committee administers the 2003 Plan through which the Company’s executive officers may receive stock option grants.
Compensation Philosophy
      The Company depends on the management and analytical abilities of the Company’s executive officers for the Company’s long-term success and for the enhancement of the Company’s long-term stockholder value. Because of this dependence, the Committee has a critical oversight role in ensuring that the Company’s compensation, whether paid pursuant to the Company’s advisory agreement, through awards under the 2003 Plan, or otherwise enables the Company and the Adviser to attract, retain and reward the performance of executive officers and employees whose substantial experience in investing and lending will enable the Company to achieve its business and investment objectives. The Company fulfills this role by:

•	ensuring that base salary paid to the Company’s executive officers, a portion of which the Company bears through reimbursement of the Adviser pursuant to the advisory agreement, is competitive with other leading financial services companies with which the Company competes for talented investment professionals;

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

•	ensuring that bonuses paid to the Company’s executive officers, a portion of which the Company bears through reimbursement of the Adviser pursuant to the advisory agreement, are sufficient to provide motivation to achieve the Company’s principal business and investment goals and to bring total compensation to competitive levels; and

•	providing significant equity-based incentives to ensure that the Company’s executive officers are motivated over the long term to achieve the Company’s business and investment objectives.

Base Salary and Bonuses
      Through its periodic review and approval of the Company’s advisory agreement, the Committee approves the portions of the salaries and bonuses of the Company’s executive officers that are borne by the Company through the reimbursement of payroll and benefits expenses to the Adviser under the advisory agreement. The Committee’s reviews are conducted on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interests of the Company’s stockholders. The Committee is also responsible for reviewing the performance of the Adviser and determining whether the compensation paid to the Company’s executive officers is reasonable in relation to the nature and quality of services performed and whether the provisions of the advisory agreement are being satisfactorily performed. Specifically, the Committee considers factors such as:

•	the pay practices of the Adviser in relation to those of leading financial services companies with which the Adviser competes to attract and retain talented investment professionals;

•	the amount of the fees paid to the Adviser in relation to the Company’s size and the composition and performance of the Company’s investments;

•	the Adviser’s ability to hire, train, supervise and manage new employees as needed to effectively manage the Company’s future growth;

•	the success of the Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by the Adviser and its affiliates through their relationship with the Company, whether paid by the Company or by others with whom the Company does business;

•	the value of the Company’s assets each quarter;

•	the quality and extent of service and advice furnished by the Adviser and the performance of the Company’s investment portfolio;

•	the quality of the Company’s portfolio relative to the investments generated by the Adviser for its other clients; and

•	the extent to which bonus expenses under the advisory agreement reflect the Adviser’s achievement of the Company’s principal business and investment objectives of generating income for the Company’s stockholders in the form of quarterly cash distributions that grow over time and increasing the value of the Company’s common stock.

Long-Term Incentives
      Long-term incentive compensation is realized through the grant of stock options under the Company’s 2003 Plan. Awards under the 2003 Plan are generally subject to time-based vesting to encourage the Company’s executive officers to continue their services to the Company. Grants are made at 100% of fair market value on the date of grant.
      Stock options require price appreciation of the Company’s common stock over the term of the options in order for executive officers to receive any value, thus directly aligning the interests of our executive officers with the interests of our stockholders. The size of option grants to the Company’s executive officers is determined based on competitive practices at leading companies in the finance industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests. In determining the size of the grants, the Committee also considers the Company’s philosophy that option grants give our executive officers significant equity incentives to build long-term stockholder value.
      In 2004 the Committee granted a total of 280,000 stock options, of which 12,000 options granted to our employees were subsequently forfeited upon termination of employment, that will vest over a one-year period. Of this total, no options were granted to David Gladstone, 30,000 options were granted to Terry Lee Brubaker, 30,000 options were granted to George Stelljes III, 10,000 options were granted to Harry Brill, and 210,000 options were granted to other participants under the 2003 Plan. Such grants were intended to provide the incentive to successfully maximize stockholder value over the next several years. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes retention of the Company’s executive officers.

Personal Benefits Policies
      Our executive officers are not entitled to operate under different standards than other employees of the Adviser who work on our behalf. The Adviser does not have programs for providing personal benefit perquisites to executive officers, such as permanent lodging, personal use of company vehicles, or defraying the cost of personal entertainment or family travel. The Adviser’s health care and other insurance programs are the same for all of its eligible employees, including our executive officers. We expect our executive officers to be exemplars under our Code of Business Conduct and Ethics, which are applicable to all employees of the Adviser who work on our behalf.
Corporate Performance and Chief Executive Officer Compensation
      The amount of Mr. Gladstone’s base salary for the fiscal year ended December 31, 2004 that was paid in respect of services rendered to the Company through the Adviser was $88,833. Mr. Gladstone declined to accept any bonus for the year and insisted that his bonus be allocated to the other employees of the Adviser. In approving the reimbursement of the Company’s portion of Mr. Gladstone’s salary under the advisory agreement, the Committee took into account (i) the percentage of time that Mr. Gladstone devoted to the Company’s matters; (ii) revenue growth; (iii) increase in earnings per share; (iv) Mr. Gladstone’s leadership in future growth initiatives; and (v) Mr. Gladstone’s insistence that his bonus be allocated to the other employees.
      During the fiscal year ended December 31, 2004, the Company achieved most of the Company’s corporate objectives. The Committee rated Mr. Gladstone’s individual performance as above average.
Conclusion
      We believe that the elements of our compensation program individually and in the aggregate strongly support and reflect the strategic priorities on which we have based our compensation philosophy. A significant portion of the Company’s executive compensation program, and Mr. Gladstone’s compensation, specifically, are contingent on the extent to which the performance of the Company and the Adviser result in the realization of the Company’s business and investment objectives, which realization is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of paying for performance that increases stockholder value. The Committee will continue its work to ensure that this commitment is reflected in a total executive compensation program that enables the Company to remain competitive in the market for talented executives, recognizing that the volatility of the Company’s business may result in highly variable compensation in future time periods.

Submitted by the Compensation Committee

David A. R. Dullum, Chairperson
John H. Outland
Anthony W. Parker

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The Compensation Committee consists of Messrs Parker, Dullum and Outland, each of whom is an independent director under Nasdaq rules. During the fiscal year ended December 31, 2004, no executive officer of the Company served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on the Compensation Committee.
PERFORMANCE MEASUREMENT COMPARISON3
      The following graph shows the total stockholder return of an investment of $100 in cash on August 13, 2003, the first day of trading of the Company’s common stock for (i) the Company’s common stock, (ii) the Standards & Poor’s 500 Index (the “S&P 500”) and (iii) the NAREIT Composite Index (the “NAREIT Index”). All values assume reinvestment of the full amount of all dividends:
Comparison Cumulative Total Return on Investment

	August 13, 2003	December 31, 2003	December 31, 2004

Gladstone Commercial Corporation	$100.00	$108.18	$112.97

S&P 500	$100.00	$113.00	$123.16

NAREIT Index	$100.00	$116.30	$151.67

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Advisory Agreement
      The Company has entered into an advisory agreement with the Adviser, pursuant to which the Adviser is responsible for managing the Company’s business on a day-to-day basis and for identifying, evaluating, negotiating and consummating investment transactions consistent with the Company’s investment criteria. In return for providing such services, the Company reimburses the Adviser for certain expenses it incurs related to management of the Company’s activities. David Gladstone, Terry Lee Brubaker, George Stelljes III and

[3]	This Section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in any such filing.

Harry Brill are all officers and directors of the Adviser, and David Gladstone is the controlling stockholder of the Adviser. Although the Company believes that the terms of the advisory agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party in an arms’-length transaction, the Adviser, its officers and its directors have a material interest in the terms of the advisory agreement and in the reimbursements described in further detail below.
      Many of the services performed by the Adviser and its affiliates in managing the Company’s day-to-day activities are summarized below. This summary is provided to illustrate the material functions which the Adviser and its affiliates perform pursuant to the terms of the advisory agreement, but it is not intended to include all of the services which may be provided to the Company by third parties.

Adviser Duties and Authority Under the Advisory Agreement
      Under the terms of the advisory agreement, the Adviser is required to use its best efforts to present the Company with investment opportunities consistent with its investment policies and objectives as adopted by the Company’s Board of Directors. In performing its duties, the Adviser, either directly or indirectly by engaging an affiliate:

•	finds, evaluates, presents and recommends real estate investment opportunities consistent with the Company’s investment policies and objectives;

•	provides advice to the Company and acts on its behalf with respect to the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments;

•	enters contracts to purchase real estate and make mortgage loans on behalf of the Company in compliance with its investment procedures, objectives and policies, subject to approval of the Company’s Board of Directors, where required;

•	takes the actions and obtains the services necessary to effect the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; and

•	provides day-to-day management of the Company’s business activities and other administrative services as requested by the Company’s Board of Directors.
      Each investment that the Company makes is approved or ratified by the Board of Directors. The Company’s Board of Directors has authorized the Adviser to make investments in any property on behalf of the Company without the prior approval of the Board of Directors if the following conditions are satisfied:

•	The Adviser has obtained an independent appraisal for the property indicating that the total cost of the property does not exceed its appraised value; and

•	The Adviser has provided us with a representation that the property, in conjunction with the Company’s other investments and proposed investments, is reasonably expected to fulfill the Company’s investment objectives and policies as established by the Board of Directors and then in effect.
      The actual terms and conditions of transactions involving investments in properties and mortgage loans are determined in the sole discretion of the Adviser, subject at all times to compliance with the foregoing requirements. Some types of transactions, however, require the prior approval of the Board of Directors, including a majority of independent directors, including the following:

•	loans not secured or otherwise supported by real property;

•	any acquisition or mortgage loan which at the time of investment would have a cost exceeding 20% of the Company’s total assets;

•	any lease or mortgage loan to a tenant or borrower having a risk rating of less than 4 on the Company’s risk rating scale;

•	transactions that involve conflicts of interest with the Adviser (other than reimbursement of expenses in accordance with the advisory agreement); and

•	the lease of assets to the Adviser, its affiliates or any of the Company’s officers or directors.
      In addition to its duties under the advisory agreement, the Adviser and its affiliates engage in other business ventures and, as a result, their resources are not dedicated exclusively to the Company’s business. For example, the Adviser also serves as external adviser to Gladstone Capital Corporation, a publicly traded business development company affiliated with the Company, and Gladstone Land Corporation, a privately held company affiliated with David Gladstone, the Company’s chairman and chief executive officer. However, under the advisory agreement, the Adviser must devote sufficient resources to the administration of the Company’s affairs to discharge its obligations under the agreement. The advisory agreement is not assignable or transferable by either the Company or the Adviser without the consent of the other party, except that the Adviser may assign the advisory agreement to an affiliate for whom the Adviser agrees to guarantee its obligations to the Company. Either the Company or the Adviser may assign or transfer the advisory agreement to a successor entity.

Termination of the Advisory Agreement
      The term of the advisory agreement ends on December 31, 2006, and thereafter will be automatically renewed for successive one-year periods, unless either the Company or the Adviser gives the other party notice of non-renewal at least 120 days before the end of any term. Additionally, the advisory agreement may be terminated:

•	immediately by the Company for “cause” or upon the bankruptcy of the Adviser;

•	without cause by a majority of the Company’s independent directors upon 60 days’ notice to the Adviser; or

•	immediately with “good reason” by the Adviser.
      “Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty, or the commission of a material breach of the advisory agreement, by the Adviser. “Good reason” is defined in the advisory agreement to mean either a failure to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the advisory agreement, or a material breach of the advisory agreement of any nature whatsoever by us.

Payments to the Adviser Under the Advisory Agreement
      The following sets forth the type and amounts payable to the Adviser in connection with its operation of the Company’s business. While the Company believes that these payments are no less favorable than it could have obtained from negotiating with an unaffiliated third party at arm’s-length, these payments have not been determined through arm’s-length bargaining.
      Under the terms of the advisory agreement, the Company is responsible for all expenses incurred for its direct benefit. Examples of these expenses include expenses incurred in connection with the Company’s organization and initial public offering, legal, accounting, tax preparation, consulting, recruiting, stockholder related costs, and related fees. In the event that any of these expenses are incurred on the Company’s behalf by the Adviser, the Company is required to reimburse the Adviser on a dollar-for-dollar basis for all such amounts. During the year ended December 31, 2004, the total amount of these expenses that the Company incurred was approximately $1,142,000.
      In addition, the Company is also responsible for all fees charged by third parties that are directly related to its business, which may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees (although the Company may be able to pass some or all of such fees on to tenants and borrowers). In the event that any of these expenses are incurred on the Company’s behalf by the Adviser, the Company will be required to reimburse the Adviser on a dollar-for-dollar basis for all such amounts. During the year ended December 31, 2004, the Company passed all such fees along to its tenants, and accordingly did not incur any such fees during this period. Accordingly, no reimbursements were made to the Adviser for these amounts.
      The Company is also required to reimburse the Adviser for its pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to its matters. During the year ended December 31, 2004, these expenses were approximately $903,000.
      The Company may also be required to reimburse the Adviser for its pro rata portion of all other expenses of the Adviser not reimbursed under the arrangements described above (“overhead expenses”), equal to the total overhead expenses of the Adviser, multiplied by the ratio of hours worked by the Adviser’s employees on the Company’s projects to the total hours worked by the Adviser’s employees. However, the Company will only be required to reimburse the Adviser for its portion of the Adviser’s overhead expenses if the amount of payroll and benefits reimbursed to the Adviser is less than 2.0% of the Company’s average invested assets for the year. Additionally, the Company will only be required to reimburse the Adviser for overhead expenses up to the point that reimbursed overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of the Company’s average invested assets for the year. The Adviser will bill the Company on a monthly basis for these amounts. The Adviser must reimburse the Company annually for the amount by which amounts billed to and paid by the Company exceed this 2.0% limit during a given year. During the year ended December 31, 2004, the amount of overhead expenses reimbursed to the Adviser was approximately $285,000.
      In addition to the reimbursement of expenses described above, the Adviser’s officers, directors and employees are eligible to receive stock option grants from the 2003 Plan.
      The Company’s Board of Directors is responsible for reviewing the fees and expenses under the advisory agreement on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interests of the Company’s stockholders. The Company’s independent directors are also responsible for reviewing the performance of the Adviser and determining whether the compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and whether the provisions of the advisory agreement are being satisfactorily performed. Specifically, the Company’s independent directors consider factors such as:

•	the amount of the fees paid to the Adviser in relation to the Company’s size and the composition and performance of its investments;

•	the success of the Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by the Adviser and its affiliates through their relationship with the Company, whether paid by the Company or by others with whom it does business;

•	the value of the Company’s assets each quarter;

•	the quality and extent of service and advice furnished by the Adviser and the performance of the Company’s investment portfolio; and

•	the quality of the Company’s portfolio relative to the investments generated by the Adviser for its other clients.
Other Transactions with the Adviser and its Affiliates
      From time to time the Company may enter into transactions with the Adviser or one or more of its affiliates. A majority of the Company’s independent directors and a majority of the Company’s directors not otherwise interested in a transaction with the Adviser must approve all such transactions with the Adviser or its affiliates.
      It is the Company’s current policy that it will not purchase any property from or co-invest with the Adviser, any of its affiliates or any business in which the Adviser or any of its affiliates have invested except that the Company can make leases to existing and prospective portfolio companies of entities advised by the Adviser so long as the portfolio company is not controlled by that entity, and that if the Company decides to change this policy on co-investments with the Adviser or its affiliates, it will seek approval of this decision from the stockholders.
Indemnification
      In its Articles of Incorporation and Bylaws, the Company has agreed to indemnify certain officers and directors by providing, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Maryland law and the Company’s Bylaws. Notwithstanding the foregoing, the indemnification provisions shall not protect any officer or director from liability to the Company or its stockholders as a result of any action that would constitute willful misfeasance, bad faith or gross negligence in the performance of such officer’s or director’s duties, or reckless disregard of his or her obligations and duties.
HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are Gladstone Commercial Corporation stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Martin von Rosenberg, Director of Shareholder Relations, at the address set forth on the cover page of this proxy statement or contact Martin von Rosenberg at (703) 286-0775. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Terry Lee Brubaker
Secretary
April 20, 2005
      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Gladstone Commercial Corporation, 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.

DETACH PROXY CARD HERE

Please vote, date and	☒
promptly return this proxy	Vote must be indicated (x) in Black or Blue Ink
in the enclosed return
envelope which is postage
prepaid if mailed in the
United States.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR LISTED BELOW.

Proposal 1: To elect two directors to hold office until the 2008 Annual Meeting of Stockholders.

FOR all nominees listed	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	*FOR all except	☐

Nominee: Michela A. English
Nominee: Anthony W. Parker

To withhold authority to vote in favor of any nominee, mark “FOR all except” and write the name of the nominee below:

*Exceptions ___________________________________________________

In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name or names appear hereon. If the stock is registered in the names of two or more persons, each should sign. Executor, administrator, trustee, guardian and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here
__________	____________________________________________________________	_________________________________________

__________	____________________________________________________________	_________________________________________

GLADSTONE COMMERCIAL CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2005

          The undersigned hereby appoints David Gladstone and Terry Brubaker, and each of them acting individually, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gladstone Commercial Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gladstone Commercial Corporation to be held at 11:00 a.m. local time in the Hilton McLean at 7920 Jones Branch Drive, McLean, VA 22102, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

          Unless a contrary direction is indicated, this proxy will be voted in favor of each of the nominees listed in Proposal 1, as more specifically described in the proxy statement. If specific instructions are indicated, this proxy will be voted in accordance therewith.

(Continued and to be signed on reverse side)

To change your address, please mark this box	☐	GLADSTONE COMMERCIAL CORPORATION P.O. BOX 11046 NEW YORK, NY 10203-0046